Exhibit (a)(1)(L)

Text of Email Sent to Trust Interest Holders Regarding Extension of Deadline

OFFER TO PURCHASE YOUR LIFE PARTNERS TRUST INTERESTS

Dear Trust Interest Holder —

This is a notice to let you know that the expiration date for the Offer has been extended to 5:00 p.m. New York City time on Thursday, August 12, 2021.

You are receiving this email because you hold [__] position holder trust interests (“Trust Interests”) in Life Partners Position Holder Trust (the “Trust”). CFunds Life Settlement, LLC (the “Offeror”) is offering to purchase your Trust Interests as well as IRA partnership interests (“Partnership Interests”, along with the Trust Interests, the “Interests”) of Life Partners IRA Holder Partnership, LLC (the “Partnership”) for a cash price of $0.15 per Interest, less any deductions, as further described in the Offers to Purchase, dated June 24, 2021 (the “Offers to Purchase”, which is linked below). You should read the Offers to Purchase for more complete information about the Offer (as defined in the Offers to Purchase). If you decide to tender your Trust Interests, you will receive a cash payment of $[__], less any deductions as further described in the Offers to Purchase.

Continental Stock Transfer & Trust Company, the Depositary for the Offer, has advised us that, as of 5:00 p.m., New York City time, on July 29, 2021, an aggregate of approximately 8,138,267 Trust Interests and an aggregate of approximately 9,709,695 Partnership Interests were validly tendered and not withdrawn from the Offer.

IN ORDER TO TENDER YOUR TRUST INTERESTS, PLEASE SUBMIT A COPY OF THIS EMAIL, WHICH INCLUDES YOUR STATEMENT OF ACCOUNT, WITH A COMPLETED WHITE ASSIGNMENT FORM AND IRS FORM W-9 PROVIDED (OR OTHER APPROPRIATE TAX FORM)

Statement of Account
Trust Interest Holder:	Issue #:
Address:	Account:
Number of Trust Interests Held:

A link to the Offers to Purchase can be found here:

A link to the Frequently Asked Questions can be found here:

A link to the WHITE Assignment Form labeled Position Holder Trust Interests, which should be used to tender your Trust Interests can be found here:

A link to the letter to Trust Interest holders can be found here:

To participate in the Offer and receive cash for your Trust Interests, you must submit the following documentation no later than 5:00 p.m. New York City time on Thursday, August 12, 2021:

•	A copy of this email, which includes your Statement of Account above,

•	WHITE Assignment Form, and

•	the IRS Form W-9 provided (or other appropriate tax form).

If you are also a holder of Partnership Interests and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form, and IRS Form W-9 (or other appropriate tax form) for each, and return such documentation with the Statement of Account relating to your Partnership Interests that was sent by separate email or physical mail.

There are a number of ways to submit the required documentation:

•	by mail to Continental Stock Transfer & Trust Company, the Depositary for the Offer, as follows: Continental Stock Transfer & Trust Company, Attn: Corporate Actions, 1 State Street, 30th Floor, New York, New York 10004.

•	by fax to the Depositary, as follows: Continental Stock Transfer & Trust Company, Reference: Life Partners Tender Offer, Fax No.: (212) 616-7610.

•	by email to the Offeror, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, who will then forward such documentation to the Depositary.

•	to the Depositary for the offer, by uploading the Assignment Form and other required documents to the following secure website: https://cstt.citrixdata.com/share/upload/r6006052620834f75a661745a9d33d45d. Note, when providing your information, we cannot accept “automated Word font signatures” and if using an electronic utility to gather a signature (such as Docusign) we will need the certificate of completion, as well. Additionally, in order to avoid processing delays, kindly label your documents with your name and date.

If you have any questions regarding the Offer, you should contact Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

Sincerely,

CFunds Life Settlement, LLC,

an entity managed by Contrarian Capital Management, L.L.C.

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